EXHIBIT 99

FARMER MAC/ICBA NEWS

FOR IMMEDIATE RELEASE	CONTACT
January 15, 2008	Mary Waters
Farmer Mac
202-872-7700 Aleis Stokes ICBA 202-821-4457

New ICBA/Farmer Mac Program Will Enhance
Community Banks’ Lending Efforts

Washington, D.C. (January 15, 2009) — The Independent Community Bankers of America (ICBA) and the Federal Agricultural Mortgage Corporation (Farmer Mac) today announced a new program that will provide pricing discounts for ICBA members on several popular Farmer Mac loan offerings.  Through the program, ICBA members will also have access to special Farmer Mac educational tools and communication links to help answer questions about delivering loans to the Farmer Mac secondary market.

“ICBA is pleased to join with Farmer Mac to offer this exciting new program to community bankers for their agricultural real estate lending needs,” said Camden R. Fine, ICBA president and CEO.  “We encourage community bankers to take full advantage of the program since it offers attractive loan products, including a 30-year loan, and provides tools and pricing discounts that will enhance their competitiveness in the marketplace.”

ICBA member banks approved to use Farmer Mac’s existing programs will automatically be enrolled in the new program.  Farmer Mac will feature the program in a presentation during the 2009 ICBA National Convention and Techworld in Phoenix from March 18-22.  Farmer Mac will also explain the offerings through webinars and other communications with its customer network.

“Farmer Mac recognizes the important role that ICBA plays in giving community banks a competitive edge in the marketplace,” said Michael A. Gerber, Farmer Mac Acting President and CEO.  “This program helps support that role by providing ICBA members access to a variety of specially priced loan products and risk management tools.  At the same time, the program allows Farmer Mac to continue its mission of providing liquidity and lending capacity to rural America.”

In addition to the complete list of Farmer Mac products, the program offers ICBA members four special discounted options that provide farm borrowers with greater flexibility in managing the trade-off between the interest rate on their real estate loans and changing rate environments.  The products available are:

•	Two repricing products where the rate is set for 10-year periods, with loan terms of 15, 20, 25 or 30 years, depending on the product chosen.

•	A 5-year product that reprices every five years, with loan terms of 10, 15, 20, or 25 years.

•	An open prepay product indexed to LIBOR (London Interbank Offered Rate) that reprices monthly with loan terms of 15 or 25 years.

For more information about the program for ICBA members, call Farmer Mac at 1-800-879-3276.

 About Farmer Mac
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for qualified agricultural mortgage loans, rural housing mortgage loans, rural utilities (to cooperative borrowers made by cooperative lenders) and the guaranteed portions of agricultural and rural development loans guaranteed by the U.S. Department of Agriculture.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

About ICBA
The Independent Community Bankers of America, the nation’s voice for community banks, represents nearly 5,000 community banks of all sizes and charter types throughout the United States and is dedicated exclusively to representing the interests of the community banking industry and the communities and customers we serve. For more information, visit www.icba.org.